NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon 97005-6453

August 16, 2002

To Our Shareholders:

      You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Portland Exposition Building, 239 Park Avenue, Portland, Maine 04102, on Wednesday, September 18, 2002, at 1:00 P.M. Eastern Time. Registration will begin at 12:00 P.M.

      NIKE’s Cole Haan and Bauer NIKE Hockey subsidiaries are headquartered nearby. I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend. Highlights of the meeting will be available on videotape by calling 1-800-640-8007 following the meeting.

      Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight
Chairman of the Board,
President, and Chief Executive Officer

Notice of Annual Meeting of Shareholders

September 18, 2002

To the Shareholders of NIKE, Inc.

      The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 18, 2002, at 1:00 P.M., at the Portland Exposition Building, 239 Park Avenue, Portland, Maine 04102, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To approve the extension of and amendments to the NIKE, Inc. Long Term Incentive Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

4.	To transact such other business as may properly come before the meeting.

      All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 25, 2002, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

By Order of the Board of Directors

JOHN E. JAQUA

Secretary

Beaverton, Oregon

August 16, 2002

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

      The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 18, 2002, and at any adjournment thereof (the “Annual Meeting”). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 16, 2002.

      The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained ADP Investor Communications Services, 51 Mercedes Way, Edgewood, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $5,000 plus related out-of-pocket expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

      All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR the election of each of the named nominees for director, FOR approval of the extension of and amendments to the NIKE, Inc. Long-Term Incentive Plan, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

      A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Assistant Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

      Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 25, 2002, will be entitled to vote at the Annual Meeting. On that date, 98,095,361 shares of Class A Stock and 167,763,188 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

      Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2 and 3.

PROPOSAL 1

ELECTION OF DIRECTORS

      A Board of 12 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2001 annual meeting of shareholders, except for Jeanne P. Jackson, who was elected as a director by the Board of Directors in November 2001. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

      Thomas E. Clarke, Jill K. Conway and Delbert J. Hayes are nominated by management for election by the holders of Class B Stock. The other nine nominees are nominated by management for election by the holders of Class A Stock.

      Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

      Background information on the nominees as of July 15, 2002, appears below:

Nominees for Election by Class A Shareholders

      Ralph D. DeNunzio — Mr. DeNunzio, 70, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He is also a director of FDX Corporation and Harris Corporation.

      Richard K. Donahue — Mr. Donahue, 75, a director since 1977, is Vice Chairman of the Board. He served as President and Chief Operating Officer of the Company from 1990 until 1994. He has been a partner in the law firm of Donahue & Donahue, Lowell, Massachusetts, since 1951. From 1961 to 1963, Mr. Donahue was an assistant to President John F. Kennedy. Mr. Donahue is a former President of the Massachusetts Bar Association and the New England Bar Association. He is a member of the John F.

Kennedy Library Foundation. Mr. Donahue is a trustee of the Joyce Foundation and is a director of Courier Corp.

      Douglas G. Houser — Mr. Houser, 67, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

      Jeanne P. Jackson — Ms. Jackson, 50, a director since November 2001, was CEO of Walmart.com from March 2000 to December 2001. She was formerly employed by Gap, Inc. in 1995 and served as president and CEO of Banana Republic, a division of Gap Inc., from 1996 to March 2001, and also served as CEO of Gap, Inc. Direct, a division of Gap, Inc., from 1998 to March 2001. Since 1978, she has held various retail management positions with Victoria’s Secret, The Walt Disney Company, Saks Fifth Avenue, and Federated Department Stores. Ms. Jackson is a Trustee of the United States Ski and Snowboard Team, and serves on the Board of Advisors of the Harvard Graduate School of Business. She is also a director of McDonald’s Corporation.

      John E. Jaqua — Mr. Jaqua, 81, a director since 1968, is Secretary of NIKE and has been a principal in the law firm of Jaqua & Wheatley, P.C., Eugene, Oregon, since 1962. Mr. Jaqua has served as President of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association.

      Philip H. Knight — Mr. Knight, 64, a director since 1968, is President, Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to present. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

      Charles W. Robinson — Mr. Robinson, 82, a director since 1978, is Chairman and President of Robinson & Associates, Inc., Santa Fe, New Mexico, a venture capital firm. From January 1978 to January 1979, Mr. Robinson was Vice Chairman of the Board of Blyth, Eastman, Dillon & Co., Inc. and from March 1977 to December 1977, was Senior Managing Director of Kuhn Loeb & Co., Incorporated. Mr. Robinson served as Under-secretary of State for Economic Affairs from 1974 to 1976, at which time he was appointed Deputy Secretary of State. From 1964 to 1974, Mr. Robinson was President of Marcona Corporation. Mr. Robinson is also a director of Allen Telecom, Inc., and a trustee of The Brookings Institution.

      A. Michael Spence — Dr. Spence, 58, a director since 1995, is a partner of Oak Hill Venture Partners. He was the Philip H. Knight Professor and Dean of the Graduate School of Business at Stanford University from 1990 to 1999. From 1984 to 1990 he was Dean of the Faculty of Arts and

Sciences at Harvard University. He was professor of economics and business administration at Harvard University from 1977 to 1986. He is the author of three books and numerous articles on economics and business. He is a Fellow of the Econometric Society and was for six years Chairman of the National Research Council Board on Science, Technology and Economic Policy. Dr. Spence received the Nobel Prize in Economics in 2001. Dr. Spence is also a director of Exult, Inc., General Mills, Inc., Siebel Systems, Inc., and Torstar Corporation.

      John R. Thompson, Jr. — Mr. Thompson, 60, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

Nominees for Election by Class B Shareholders

      Thomas E. Clarke — Dr. Clarke, 51, a director since 1994, joined the Company in 1980, and serves as President of New Business Ventures of the Company. He was appointed divisional vice president in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 1999. Dr. Clarke previously held various positions with the Company, primarily in research, design, development and marketing. Dr. Clarke holds a Doctorate degree in biomechanics.

      Jill K. Conway — Dr. Conway, 67, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology’s Program in Science, Technology and Society, and Chairman of Lend Lease Inc., an Australian-based property company. Dr. Conway was a Professor of History and President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Dr. Conway holds numerous Honorary Doctorates from North American universities. She is also a director of Merrill Lynch & Co., Inc. and Colgate-Palmolive Company.

      Delbert J. Hayes — Mr. Hayes, 67, a director since 1975, served as Executive Vice President of NIKE from 1980 to 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

Board of Directors and Committees

      The Board currently has an Executive Committee, an Audit Committee, a Finance Committee, a Corporate Responsibility Committee, a Personnel Committee, and a Compensation Plan Subcommittee of the Personnel Committee, and may also appoint other committees from time to time. There is currently no Nominating Committee. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Mr. Thompson who attended 70 percent.

      The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Clarke, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2002, but took actions from time to time pursuant to written consent resolutions.

      The Audit Committee is currently composed of Mr. Hayes (Chairman), Mr. Houser and Dr. Spence. The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company’s policies concerning financial reporting and business practices. The Audit Committee met nine times during the fiscal year ended May 31, 2002.

      The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, and Hayes. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 2002.

      The Corporate Responsibility Committee is currently composed of Dr. Conway (Chair), and Messrs. Donahue and Spence. The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors. The Corporate Responsibility Committee met three times during the fiscal year ended May 31, 2002.

      The Personnel Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Jaqua, Dr. Spence and Mr. Thompson. The Personnel Committee makes recommendations to the Board regarding officers’ compensation, management incentive compensation arrangements and profit sharing plan contributions. The Personnel Committee met five during the fiscal year ended May 31, 2002.

      The Compensation Plan Subcommittee of the Personnel Committee is currently composed of Dr. Spence and Mr. Jaqua. The Subcommittee grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan.

Director Compensation and Retirement Plan

      Messrs. Knight and Clarke do not receive additional compensation for their services as directors. Directors are reimbursed for travel and other expenses incurred in attending Board meetings. No fee is paid for attending Compensation Plan Subcommittee meetings. In fiscal 2000, directors made a one-time election to be compensated under either:

(a) the previously existing method, which consists of a fee of $18,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, medical insurance, and $500,000 of life insurance coverage, or

(b) the revised compensation method, which consists of a fee of $36,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, an annual grant of an option to purchase 1,000 shares of stock at the market price at grant, but no medical or life insurance benefits while serving or after retirement.

      Messrs. DeNunzio, Houser, and Spence elected the latter revised compensation, and any new non-employee directors elected after fiscal 2000 will be compensated in the revised fashion.

      The Company has since 1989 provided certain retirement benefits to non-employee directors who retire after serving for five years or more. The plan has provided that after ten years of service by a director, the Company will provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time the director retires. The plan has also provided that a director who has served for at least five years will receive an annual retirement cash payment for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. The annual retirement cash payment ranges from $9,000 for five years of service up to a maximum of $18,000 for 10 or more years of service.

      In fiscal 2000, in an effort to reduce future retirement obligations, the Board of Directors approved a new retirement plan that allowed directors to make a one-time election to waive their future rights to annual retirement cash payments in exchange for a credit to a stock account under the Company’s Deferred Compensation Plan equal to the lump sum present value of the payments based on the actuarial life expectancy of each director. The number of shares of Class B Common Stock credited to each stock account was based on the market price of the stock on September 1, 1999. The three directors who chose the revised compensation method (b) above were required to opt for the new retirement plan. All other directors, except for Messrs. Donahue and Robinson elected the new plan. The number of shares of Class B Common Stock credited to the stock accounts of each director was: Dr. Conway, 4,165; Mr. DeNunzio, 3,852; Mr. Hayes, 4,217; Mr. Houser, 4,243; Mr. Jaqua, 2,610; Dr. Spence, 1,220; and Mr. Thompson, 3,271. Any new non-employee directors elected after fiscal 2000 will not receive retirement benefits.

      New directors elected after the 1993 fiscal year must retire at age 72.

Stock Holdings of Certain Owners and Management

      The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 2002, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Hayes, Jaqua and Knight; for Cardinal Fund I, L.P.; and for all directors and officers as a group.

		Shares
	Title of	Beneficially		Percent of
	Class	Owned(1)		Class(2)

Thomas E. Clarke(3)	Class B	325,982	(4)(5)(7)(8)	0.2%
Portland, Oregon
Jill K. Conway	Class B	66,711	(9)
Boston, Massachusetts
Ralph D. DeNunzio	Class B	109,371	(4)(9)
Riverside, Connecticut
Richard K. Donahue	Class B	137,002		0.1%
Lowell, Massachusetts
Delbert J. Hayes	Class A	640,000		0.7%
Newberg, Oregon	Class B	654,447	(9)	0.4%
Douglas G. Houser	Class B	94,373	(4)(9)
Portland, Oregon
John E. Jaqua	Class A	574,209		0.6%
Eugene, Oregon	Class B	576,899	(9)	0.3%

			Shares
	Title of		Beneficially		Percent of
	Class		Owned(1)		Class(2)

Jeanne P. Jackson	Class B		—
Huntington Beach, California
Philip H. Knight(3)	Class A		78,655,047	(6)	80.2%
Beaverton, Oregon	Class B		78,665,730	(6)(7)	31.9%
Charles W. Robinson	Class B		300,000		0.2%
Santa Fe, New Mexico
A. Michael Spence	Class B		23,258	(4)(9)
Palo Alto, CA
John R. Thompson, Jr.	Class B		32,372	(4)(9)
Washington, D.C.
Charles Denson(3)	Class B		139,761	(4)(5)(7)(8)	0.1%
Portland, Oregon
Mindy Grossman(3)	Class B		55,119	(4)(7)
Beaverton, Oregon
Mark G. Parker(3)	Class B		433,941	(4)(5)(7)(8)	0.3%
Beaverton, Oregon
Nissho Iwai American Corporation	Preferred	(10)	300,000		100.0%
Portland, Oregon
Cardinal Fund I, L.P.	Class A		14,718,131	(11)	15.0%
Fort Worth, Texas	Class B		14,718,131		8.1%
FMR Corp.	Class B		13,187,347	(12)	7.9%
Boston, Massachusetts
Capital Research and Management Company	Class B		15,081,730	(12)	9.0%
Los Angeles, California
All directors and executive officers as a group (23 persons)	Class A		79,869,256		81.4%
	Class B		82,208,514	(4)	33.2%

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)	Executive officer listed in the Summary Compensation Table.

(4)	These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 2002, the following numbers of shares: 273,750 shares for Dr. Clarke, 2,000 shares for Mr. DeNunzio, 2,000 shares for Mr. Houser, 22,000 shares for Dr. Spence, 25,000 shares for Mr. Thompson, 112,000 shares for Mr. Denson, 40,834 shares for Ms. Grossman, 385,377 shares for Mr. Parker, and 1,340,211 shares for the executive officer and director group.

(5)	Includes shares held in accounts under the NIKE, Inc. Retirement Savings Plan for Dr. Clarke, Mr. Denson, and Mr. Parker in the amounts of 2,410, 4,125, and 2,755 shares, respectively.

(6)	Does not include: (a) 814,790 shares held by a limited partnership in which a corporation owned by Mr. Knight’s spouse is a co-general partner, (b) 65,224 shares owned by such corporation, (c) 1,000,000 Class B shares held by the Knight Foundation, a charitable trust in which Mr. Knight and his spouse are directors, (d) 1,950,000 shares held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (e) 12,768,131 shares held by Cardinal Fund I, L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(7)	These amounts include (a) 3,105, 3,105, 777, and 1,553 restricted shares granted to Mr. Knight, Dr. Clarke, Mr. Denson, and Mr. Parker, respectively, under the NIKE, Inc. Long-Term Incentive Plan, as to which the restrictions expire August 15, 2002; (b) 5,719, 5,719, 1,430, and 2,859 restricted shares granted to Mr. Knight, Dr. Clarke, Mr. Denson, and Mr. Parker, respectively, under the NIKE, Inc. Long-Term Incentive Plan, as to which the restrictions expire August 15, 2003; (c) 1,859, 1,859, 929, 929, and 929 shares granted to Mr. Knight, Dr. Clarke, Mr. Denson, Ms. Grossman, and Mr. Parker, respectively, under the NIKE, Inc. Long-Term Incentive Plan, as to which the restrictions expire August 15, 2004, and (d) 8,363 restricted shares granted to Ms. Grossman under the NIKE, Inc. 1990 Stock Incentive Plan, as to which the restrictions expire September 6, 2002. If an officer’s employment terminates before the restrictions expire, any remaining restricted shares are forfeited, except that the shares granted to Ms. Grossman in (d) above are not forfeited if the termination is without cause or for good reason.

(8)	These amounts include 24,078, 9,029, and 18,058 restricted shares granted on March 8, 2000 to Dr. Clarke, Mr. Denson, and Mr. Parker, respectively, under the NIKE, Inc. 1990 Stock Incentive Plan as to which restrictions expire March 8, 2003, unless employment terminates before that date, in which case any remaining restricted shares are forfeited.

(9)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 4,293 for Dr. Conway; 3,971 for Mr. DeNunzio; 4,347 for Mr. Hayes; 4,373 for Mr. Houser; 2,690 for Mr. Jaqua; 1,258 for Dr. Spence; and 3,372 for Mr. Thompson.

(10)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(11)	Includes 1,950,000 shares of Class A Common Stock held by Oak Hill Strategic Partners, L.P., which is under common control with Cardinal Fund I, L.P.

(12)	Information provided as of December 31, 2001 in a Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2002 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that one report, covering the sale of 5,521 shares was filed late for Mr. Frits vanPaaschen.

EXECUTIVE COMPENSATION

      The following table discloses compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 2002 and the two preceding fiscal years.

Summary Compensation Table

								Long-term
								Compensation

		Annual Compensation				Restricted
						Stock		Stock		All Other
Name and				Other Annual		Awards		Options	LTIP	Compensation
Principal Position	Year	Salary($)	Bonus($)	Compensation($)		($)		(#)	Payouts($)	($)(1)

Philip H. Knight	2002	1,350,321	1,377,327	—		—		0	0	572,856	(2)
Chairman, Chief	2001	1,300,000	663,000	—		—		0	92,000	586,427
Executive	2000	1,205,300	1,330,651	—		—		0	272,000	666,665
Officer and
President
Thomas E. Clarke	2002	1,107,051	0	102,049	(3)	—		0	0	68,358	(4)
President of	2001	1,100,000	448,800	103,509		—		0	92,000	75,410
New Business	2000	910,833	942,712	110,338		2,000,000	(5)	150,000	272,000	126,899
Ventures
Mark G. Parker	2002	897,436	595,000	—		—		60,000	0	50,284	(4)
President	2001	772,756	255,531	—		—		0	46,000	55,686
NIKE Brand	2000	658,333	545,100	—		1,500,000	(5)	105,000	136,000	84,994
Charles Denson	2002	713,141	472,812	108,502	(7)	—		60,000	0	35,702
President	2001	458,333	146,413	243,287	(7)	—		0	46,000	27,837
NIKE Brand	2000	294,167	171,580	200,017	(7)	750,000	(5)	40,000	68,000	29,291
Mindy Grossman	2002	645,833	395,250	—		—		30,000	0	199,137(8)
Vice President	2001	404,615	183,600	—		999,985	(6)	100,000	46,000	302,646(8)(9)
Apparel	2000	—	—	—		—		—	—	—

(1)	Includes contributions by the Company to the NIKE, Inc. Retirement Savings Plan for the fiscal year ended May 31, 2002 in the amount of $6,152 each for Mr. Knight and Ms. Grossman, $12,952 each for Dr. Clarke and Mr. Parker, and $10,749 for Mr. Denson. Also includes contributions by the Company to the Deferred Compensation Plan for Mr. Knight, Dr. Clarke, Mr. Parker, Mr. Denson and Ms. Grossman of $66,704, $53,769, $35,571, $24,953, and $29,291, respectively.

(2)	The Company paid $500,000 towards a portion of the annual premium for term life insurance on the life of Mr. Knight pursuant to a “split dollar” plan. The Company would be reimbursed for its payments from the proceeds of the life insurance policies in the event Mr. Knight dies.

(3)	Includes forgiveness of $100,000 of a $500,000 loan made in 1994 for a second home, pursuant to an agreement that conditions such forgiveness on continued employment with the Company.

(4)	Includes above-market interest on deferred compensation for Dr. Clarke and Mr. Parker in the amount of $1,637 and $1,761, respectively, for the 2002 fiscal year.

(5)	Represents the value of restricted shares granted based on the closing market price of the Class B Stock on the grant date. In fiscal 2000, restricted stock grants were made to Dr. Clarke for 72,235 shares, Mr. Parker for 54,176 shares, and Mr. Denson for 27,088 shares. The restrictions lapse with respect to one third of the shares on each of the first three anniversaries of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited. Dividends on restricted shares are paid currently to the holders. On May 31, 2002, the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $53.75 per share on that date was 24,078 shares with a value of $2,294,198 for Dr. Clarke, 18,058 shares with a value of $970,618 for Mr. Parker, and 9,029 shares with a value of $485,309 for Mr. Denson.

(6)	Represents the value of shares and restricted shares granted to Ms. Grossman based on the closing market price of the Class B Stock on the grant date. A stock grant was made to Ms. Grossman in fiscal 2001 for 25,078 shares, of which 16,727 were restricted. The restrictions lapse with respect to one-half of the shares on each of the first two anniversaries of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited except if the termination is without cause or for good reason. Dividends on restricted shares are paid currently to the holder. On May 31, 2002, the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $53.75 per share on that date was 8,363 shares with a value of $449,511.

(7)	Represents additional compensation, taxes and expenses for overseas assignment and relocation, including gross up for taxes on such compensation, for Mr. Denson.

(8)	Includes additional compensation to Ms. Grossman for relocation and transportation expenses, including gross up for taxes on such compensation, in the amount of $163,694 for fiscal 2002, and $52,646 for fiscal 2001.

(9)	Includes $250,000 signing bonus paid to Ms. Grossman at the commencement of her employment.

Option Grants in the Fiscal Year Ended May 31, 2002

					Potential Realizable Value
					at Assumed Annual Rates of
		% of Total			Stock Price Appreciation for
		Options Granted	Exercise or		Option Term(3)
	Options Granted	to Employees	Base Price	Expiration
Name	(#)(1)	in Fiscal Year	($/share)(2)	Date	5%($)	10%($)

Philip H. Knight	—	—	—	—	—	—
Thomas E. Clarke	—	—	—	—	—	—
Mark G. Parker	60,000	1.4	$42.36	7/11/11	$1,598,399	$4,050,656
Charles Denson	60,000	1.4	$42.36	7/11/11	$1,598,399	$4,050,656
Mindy Grossman	30,000	0.7	$42.36	7/11/11	$799,200	$2,025,328

(1)	The options shown in the table with the expiration date of July 12, 2011 become exercisable with respect to 25% of the total number of shares on each of July 12, 2002, 2003, 2004, and 2005. All options for all individuals will become fully exercisable generally upon the approval by the Company’s shareholders of a merger, plan of exchange, sale of substantially all of the Company’s assets or plan of liquidation.

(2)	The exercise price is the market price of Class B Stock on the date the options were granted.

(3)	Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are before taxes and do not include dividends.

Aggregated Option Exercises in the Fiscal Year

Ended May 31, 2002 and Fiscal Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options
	Shares		Fiscal Year-End(#)		at Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip H. Knight	0	0	0	0	0	0
Thomas E. Clarke	0	0	240,000	90,000	$1,656,406	$1,057,031
Mark G. Parker	35,000	$1,272,188	332,127	125,625	$6,133,414	$1,437,267
Charles Denson	0	0	88,250	83,750	$1,555,828	$963,947
Mindy Grossman	0	0	33,334	96,666	$462,509	$1,266,691

(1)	Based on a fair market value as of May 31, 2002 of $53.75 per share. Values are stated on a pre-tax basis.

Long-Term Incentive Plans Awards in Fiscal Year Ended May 31, 2002

	Performance
	or Other Period
	Until Maturation
Name	or Payout(1)	Threshold($)	Target($)	Maximum($)

Philip H. Knight	Fiscal Year 2003	40,000	400,000	600,000
	Fiscal Year 2004	40,000	400,000	600,000
Thomas E. Clarke	—	—	—	—
Mark G. Parker	Fiscal Year 2003	20,000	200,000	300,000
	Fiscal Year 2004	20,000	200,000	300,000
Charles Denson	Fiscal Year 2003	20,000	200,000	300,000
	Fiscal Year 2004	20,000	200,000	300,000
Mindy Grossman	Fiscal Year 2003	20,000	200,000	300,000
	Fiscal Year 2004	20,000	200,000	300,000

(1)	In July 2001, the Compensation Plan Subcommittee established a series of performance targets based on fiscal 2003 and 2004 revenues and earnings per share corresponding to award payouts ranging from 10% to 150% of the target awards. Participants will receive a payout at the highest percentage level at which both performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 2003 and 2004 the Company would issue in the name of each participant a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange. The shares will be 100% vested at that time. The Company’s performance in fiscal year 2002 corresponded to an LTIP payout of 0% of the target awards for 2002.

Equity Compensation Plans

      The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2002:

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
Plan category	Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by shareholders(1)	16,757,547	$42.25	14,351,090
Equity compensation plans not approved by shareholders(2)	330,000	41.70	0

Total	17,087,547	$42.24	14,351,090

(1)	Includes 16,626,753 outstanding subject to the 1990 Stock Incentive Plan and 130,794 outstanding subject to the Long-Term Incentive Plan. Includes 10,559,877 available for future issuance under the 1990 Stock Incentive Plan, 869,206 available for future issuance under the Long-Term Incentive Plan, and 2,922,007 available for future issuance under the Employee Stock Purchase Plan.

(2)	The Company has granted to a few consultants and directors nonqualified options to purchase NIKE Class B Stock. The options have terms ranging from 8 to 10 years, expiring at various times from 2003 to 2009, with exercise prices ranging from $12.03 to $55.81. All of the options are exercisable.

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Performance Graph and the Report of the Personnel Committee below shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

Performance Graph

      The following graph demonstrates a five-year comparison of cumulative total returns for NIKE’s Class B Stock, the Standard & Poor’s 500 Stock Index, and the Standard & Poor’s Footwear and Apparel and Accessories Indices. The graph assumes an investment of $100 on May 31, 1997 in each of the Company’s Common Stock, and the stocks comprising the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Footwear and Apparel and Accessories Indices. Each of the indices assumes that all dividends were reinvested.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG NIKE, INC., S&P 500 INDEX, S&P FOOTWEAR INDEX AND S&P APPAREL AND ACCESSORIES INDEX

      The Standard & Poor’s Footwear Index consists of NIKE and Reebok International. The Standard & Poor’s Apparel and Accessories Index consists of Liz Claiborne, Inc., VF Corp., and Jones Apparel. The Standard & Poor’s Footwear and Apparel and Accessories Indices include companies in two major lines of business in which the Company competes. The indices do not encompass all of the Company’s competitors, nor all product categories and lines of business in which the Company is engaged. Because NIKE is part of the S&P Footwear Index, the price and returns of NIKE stock affect this index.

      The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

REPORT OF THE PERSONNEL COMMITTEE OF THE BOARD

OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Personnel Committee of the Board of Directors (the “Committee”), subject to the approval of the Board of Directors, determines the compensation of the Company’s five most highly compensated executive officers, including the Chief Executive Officer, and oversees the administration of executive compensation programs, except that stock option grants, and targets and awards under the Executive Performance Sharing Plan and the Long-Term Incentive Plan, are made by the Compensation Plan Subcommittee (the “Subcommittee”), which is composed of outside directors.

      Executive Compensation Policies and Programs. The Company’s executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive’s compensation directly to individual and Company performance. A significant portion of each executive’s total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

      There are three basic components to the Company’s “pay for performance” system: base pay; annual incentive bonus; and long-term incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding the general industry as well as other consumer product companies. Since the Company’s market for executive talent extends beyond the sports industry, the survey data includes global name-brand consumer product companies with sales in excess of $2 billion. A comparison of the Company’s financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

      Base Pay. Base pay is designed to be competitive, although conservative (generally in the second or third quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. An executive’s actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share and profitability, and expanding the markets for the Company’s products). The types and relative importance of specific financial and other business objectives vary among the Company’s executives depending on their positions and the particular operations or functions for which they are responsible. The Company’s philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

      Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan. The “target” level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company’s executives by providing substantial bonus payments for the achievement of financial goals within the Company’s business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Subcommittee, as measured by the Company’s net income before taxes. Bonuses may exceed the target if the Company’s performance exceeds the goal.

      Long-Term Incentive Compensation. The long-term compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant, and performance-based stock or cash awards under the Long-Term Incentive Plan (“LTIP”).

      Stock options are awarded with an exercise price equal to the fair market value of the Class B Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Class B Stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Subcommittee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each executive’s actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive’s potential for future contributions.

      Under the LTIP, the Subcommittee has established a series of performance targets corresponding to awards of stock ranging from 10% to 150% of the target awards. The performance targets are currently based on revenues and earnings per share. The Company expects that future awards under the LTIP will be for performance periods from between one to three years, in order to provide an incentive to achieve the Company’s longer-term performance goals. If performance targets are achieved, shares of stock issued to executives will be 100% vested for payouts made after 2002.

      Stock options and performance-based stock and cash awards under the LTIP are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock and the shareholders’ return. In addition, through deferred vesting and three-year performance periods, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

      Other Plans. The Company maintains combined profit sharing and 401(k) retirement plans, a non-qualified Deferred Compensation Plan, and an Employee Stock Purchase Plan. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that in the past five fiscal years has equaled an annual contribution of between 3.29% to 4.09% of each employee’s earnings. The percentage is determined by the Board of Directors.

      For fiscal 2002, under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 3.62% of the employee’s total salary and bonus up to $170,000. Under the terms of the Deferred Compensation Plan, employees, including executive officers, whose total salary and bonus exceeds $170,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $170,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 3.62% of their salary and bonus in excess of $170,000. These profit sharing plans serve to retain employees and executives, since funds do not fully vest until after five years of employment with the Company.

      Under the 401(k) retirement plan, the Company contributes up to 4% of each employee’s earnings as a matching contribution for pre-tax salary deferred into the plan. This matching contribution is initially invested in Class B Stock, which strengthens the linkage between employee and shareholder interests.

      The Company’s Employee Stock Purchase Plan (“ESPP”) qualifies under Section 423 of the Internal Revenue Code. The ESPP allows employees to defer up to 10% of their annual compensation for purchases of Class B Stock, subject to certain limitations. The stock is purchased every six months at 85% of the lower of the price of the stock at the beginning and end of the six-month period. The ESPP is intended to encourage employee investment in the Company and to provide an incentive for employees to increase shareholder returns.

      Annual Reviews. Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

      Each year, the Committee, with the Chairman and Human Resources staff, reviews the individual performance of each of the other four most highly compensated executive officers, and the Chairman’s recommendations with respect to the appropriate compensation levels and awards. The Subcommittee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and the LTIP, and makes stock option grants and restricted stock awards. The Committee makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the Chairman and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

      For fiscal year 2002, the Company met targeted performance objectives set for named executive officers sufficient for a payout under the Executive Performance Sharing Plan. This resulted from increased profitability due to aligning costs with revenues, and sales increases in key product categories and markets, more than offsetting reductions in others. Furthermore, the Company’s competitive position in the industry remained strong. The Company’s financial performance corresponded to bonuses of 102% of the individual targeted bonuses under the Executive Performance Sharing Plan. There was no payout under the LTIP because the Company did not meet the 2002 targets under that plan.

      Chief Executive Officer. In reviewing Mr. Knight’s performance, the Committee focused primarily on the Company’s performance in fiscal year 2002, which resulted in better earnings compared to the performance of the previous year. The Committee noted continued progress toward the achievement of various strategic objectives such as earnings growth, infrastructure expansion, and growth in key product categories and regions, including the United States. The Committee also considered the other factors described above. Consistent with the plans, Mr. Knight received a bonus of $1,377,327 under the Executive Performance Sharing Plan, but no payout under the LTIP and no stock option awards. The Committee did not change Mr. Knight’s base salary for the 2003 fiscal year.

      Section 162(m) of the Internal Revenue Code. In 2000 shareholders re-approved the Executive Performance Sharing Plan and the stock option plan, and it is proposed that shareholders amend and re-approve the LTIP this year. The plans are each designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive compensation for named executive officers, except that restricted stock bonuses do not qualify as performance based.

Members of the Personnel Committee:

Ralph D. DeNunzio, Chairman
Jill K. Conway
John E. Jaqua*
A. Michael Spence*
John R. Thompson, Jr.

*	Also members of the Compensation Plan Subcommittee.

Personnel Committee Interlocks and Insider Participation

      The members of the Personnel Committee of the Board of Directors during the fiscal year ended May 31, 2002 are listed above. The Committee is composed solely of non-employee directors. Mr. Jaqua serves as Secretary of the Company, but is not an employee. During the fiscal year ended May 31, 2002, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President,

$103,576 for financial consulting services, and paid Robanna, Inc., a corporation owned by director John R. Thompson, Jr., $150,000 for consulting services. The Company expects to pay Mr. DeNunzio, or his firm, and Mr. Thompson for additional consulting services that may be performed by them for the Company during fiscal year 2003.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      An agreement between the Company and President of New Business Ventures, Dr. Thomas E. Clarke, contains a covenant not to compete that extends for one year following the termination of his employment with the Company. The agreement provides that if he voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-half of his last monthly salary. The agreement provides further that if his employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to his last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

      The Company has a similar agreement with President of the NIKE Brand Mark G. Parker that extends for one year following the termination of his employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker’s employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $41,667 or (ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

      The Company has an employment agreement and a covenant not to compete with Vice President Mindy Grossman. Under the agreement, the Company will pay certain travel expenses for her and her family between New York City and Beaverton, Oregon. Ms. Grossman will also receive salary increases of $50,000 and $100,000, respectively, on the first two anniversaries of her three-year employment agreement which commenced on September 6, 2000, and a target bonus of 60 percent of her annual salary under the Executive Performance Sharing Plan. Ms. Grossman was also granted a signing bonus, initial restricted stock grant, and stock options described in the Summary Compensation Table. She is to be granted an option to purchase at least 30,000 shares of Class B Stock each year during the term of her contract, which will generally vest with respect to 25% of each option on the first four anniversaries of the date of grant. If Ms. Grossman’s employment is terminated (i) without cause, (ii) by her for good reason, or (iii) due to disability, she will receive severance payments equal to one times her final annual salary and 60% of the salary earned year-to-date in the fiscal year of termination, and her initial option and restricted stock grants will be fully vested. In addition, if Ms. Grossman’s employment with the Company is terminated, the Company will make monthly payments to her during a one-year period of a covenant not to compete in an amount equal to her last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

Certain Transactions and Business Relationships

      During the fiscal year ended May 31, 2002, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $103,576 for financial consulting services, and paid Robanna, Inc., a corporation owned by director John R. Thompson, Jr., $150,000 for consulting services. The Company expects to pay Mr. DeNunzio, or his firm, and Mr. Thompson for additional consulting services that may be performed by them for the Company during fiscal year 2003.

      Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. During fiscal 2002, Mr. Knight reimbursed the Company $163,783 for NIKE’s operating costs related to his personal use of this aircraft.

Indebtedness of Management

      In 1994 the Company loaned $500,000 at 5.65% per annum to President of New Business Ventures Thomas E. Clarke for the purchase of a second home. The loan is secured by the second home, and must be repaid within 180 days following termination of employment. As an inducement to remain employed by the Company, the Company has agreed to forgive $100,000 of the loan commencing January 1, 2000 and on each of the four anniversary dates thereafter, provided that Dr. Clarke remains employed by the Company.

PROPOSAL 2

APPROVAL OF EXTENSION OF AND AMENDMENTS TO

THE NIKE, INC. LONG-TERM INCENTIVE PLAN

      In 1997, the Board of Directors adopted, and the shareholders approved, the Company’s Long-Term Incentive Plan (the “Plan”). Historically, the Company had relied exclusively on stock options to provide long-term incentives to officers and employees. To provide more competitive compensation arrangements, particularly for officers and senior managers, the Board of Directors believes that the Company should have the flexibility to make long-term incentive awards of stock or cash subject to such terms and restrictions as may be determined at the time of the awards. The Plan gives the Company broad authority to make such awards and to qualify such awards as “performance-based compensation” as defined under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), thereby permitting full deductibility of any amounts paid under the Plan to the named executive officers.

      The Plan provides that it will terminate at the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approve the Plan. This provision is consistent with the requirement under the Code that the Plan be reapproved by shareholders every five years in order for awards under the Plan to continue to qualify as performance-based compensation. See “Tax Consequences.” Accordingly, unless the shareholders reapprove the Plan as requested in this proposal, the Plan will terminate at the Annual Meeting. If the shareholders reapprove the Plan, the Plan will be extended for an additional five years until the first shareholder meeting in 2007.

      Under the Plan as originally adopted, only corporate and division officers of the Company were eligible to receive awards under the Plan. Since fiscal 2000, the Company has made awards to selected senior managers similar to the awards made to officers under the Plan, but has made those awards under the Company’s 1990 Stock Incentive Plan rather than under the Plan. To permit all such future awards to be made under one plan instead of two plans, the Board of Directors adopted amendments to the Plan, subject to shareholder approval, to expand eligibility under the Plan to include all employees of the Company and its subsidiaries. In addition, the Board of Directors has adopted technical amendments to Section 6(c) of the Plan, subject to shareholder approval, to clarify the wording of that section.

      The complete text of the Plan, marked to show the proposed amendments, is attached to this proxy statement as Exhibit A. The following description of the Plan is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.

Description of the Plan

      Eligibility. Under the proposed Plan amendments, all employees of the Company and its subsidiaries will be eligible to receive awards under the Plan. Although this group currently consists of approximately 22,700 persons, the Company’s current intent is to grant awards under the Plan to approximately 100 officers and senior managers.

      Shares Available. The Plan provides that not more than 1,000,000 shares of Class B Stock may be issued pursuant to the Plan.

      Administration. Grants of target awards under the Plan and all other decisions regarding the administration of the Plan are made by the Personnel Committee of the Board of Directors, or if the Personnel Committee is not comprised solely of “outside directors” as that term is defined in regulations under Section 162(m), another Board committee consisting solely of outside directors. Currently, the Plan is administered by the Compensation Plan Subcommittee of the Personnel Committee (the “Committee”).

      Target Awards. The Committee may grant target awards denominated either in Class B Stock or in dollar amounts and shall make such awards within 90 days after the commencement of the period covered by the award (the “Performance Period”). All or part of the awards will be earned if performance targets established by the Committee for the Performance Period are met and the participant satisfies any other restrictions established by the Committee. Performance targets must be expressed as an objectively determinable level of performance of the Company or any subsidiary, division or other unit of the Company, based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing the performance target. Target awards may be paid in cash or Class B Stock and may be made as awards of restricted shares subject to forfeiture if performance targets are not satisfied, as determined by the Committee. The Committee shall not establish target award opportunities for any participant such that the maximum amount payable under target awards denominated in stock which have Performance Periods ending in any single fiscal year exceeds the equivalent of 20,000 shares of Class B Stock or the maximum amount payable under target awards denominated in dollars which have Performance Periods ending in any single fiscal year exceeds $1,000,000. The payment of a target award in cash will not reduce the number of shares reserved under the Plan.

      Determination of Award Payouts. At the end of each Performance Period, the Committee will certify the attainment of the performance targets and the calculation of the payouts of the related target awards. No award shall be paid if the related performance target is not met, but the Committee may, in its discretion, reduce or eliminate a participant’s calculated award based on circumstances relating to the performance of the Company or the participant.

      Changes in Capital Structure. The Plan provides that if the outstanding Class B Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, stock dividend or recapitalization, appropriate adjustment will be made by the Committee in the number and kind of shares available for awards under the Plan.

      Amendment and Termination. The Plan may be amended by the Committee, with the approval of the Board of Directors, at any time except to the extent that shareholder approval would be required to maintain the qualification of Plan awards as performance-based compensation. Unless again reapproved by the shareholders, the Plan will terminate at the first meeting of shareholders of the Company in the year 2007.

Tax Consequences

      An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an employee who receives substantially nonvested stock in connection with performance of services will realize taxable income in each year in which a portion of the shares substantially vests. The Company will generally be entitled to a tax deduction in the amount includible as income by the employee at the same time or times as the employee recognizes income with respect to the shares.

      Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit if the performance-based award and the plan meet certain requirements. One such requirement is shareholder approval at least once every five years of the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in the Plan. Approval of this Proposal 2 will constitute reapproval of the performance criteria and maximum amounts under the Plan previously approved by shareholders. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of awards granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Plan Benefits

      In July 2002, the Committee made target awards under the Plan which are summarized in the following table. The awards to persons who are not corporate or division officers are subject to shareholder approval of the Plan amendment making them eligible for awards under the Plan. The Performance Period for these target awards is the three-year period consisting of the Company’s 2003-2005 fiscal years. Since the Plan was adopted in 1997, target awards with similar target amounts but different performance criteria have been made with Performance Periods corresponding to each fiscal year from 1998 through 2004. Payouts for fiscal years 1998, 1999, 2000, 2001 and 2002 were 0%, 39%, 75%, 23% and 0% of target, respectively. Of the 1,000,000 shares of Class B Stock originally reserved for the Plan, a total of 143,344 shares were issued in the 1999, 2000 and 2001 payouts. In addition, a total of 43,060 shares were issued to senior managers under the 1990 Stock Incentive Plan in the 2000 and 2001 payouts.

	Long-Term Incentive Plan(1)
	Dollar Value($)

Name and Position	Threshold	Target	Maximum

Philip H. Knight	$40,000	$400,000	$600,000
Chairman, Chief Executive Officer and President
Thomas E. Clarke	—	—	—
President of New Business Ventures
Mark G. Parker	$20,000	$200,000	$300,000
President of the NIKE Brand
Charlie Denson	$20,000	$200,000	$300,000
President of the NIKE Brand
Mindy Grossman	$20,000	$200,000	$300,000
Vice President, Apparel
Executive Officer Group (includes above 5 officers)	$280,000	$2,800,000	$4,200,000
All Other Employee Group	$550,000	$5,500,000	$8,250,000

(1)	The Committee established a series of performance targets based on revenues and earnings per share for the three-year period consisting of fiscal 2003-2005 corresponding to award payouts ranging from 10% to 150% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 2005 the Company would issue to each participant either cash equal to the award payout or a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange, at the election of the participant.

Board Recommendation

      The Board of Directors recommends that shareholders vote FOR approval of the extension of and amendments to the Plan. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 2 will be adopted if a majority of the votes cast are cast for the proposal. Abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore have no effect on the results of the vote.

PROPOSAL 3

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2003 and to render other professional services as required.

      The Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

      PricewaterhouseCoopers has served as independent accountants to the Company since 1971. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and are expected to be available to respond to questions.

      Aggregate fees billed for professional services rendered by the Company’s principal accountants, PricewaterhouseCoopers LLP, for the most recent fiscal year:

Audit Fees	$1.9 million
Financial Information Systems
Design and Implementation	$5.9 million
All Other Fees
Acquisition due diligence	$0.6 million
Financial consulting services	$0.6 million
Labor and corporate responsibility	$0.5 million
Sales Incentive Projects	$2.2 million
Supply Chain Development and Training	$5.1 million
Tax consulting services	$2.3 million

Total	$19.1 million

      Beginning in late 1998, NIKE commenced a multi-year, $400 million project to replace and upgrade its supply chain technology systems, including design, production, sales, distribution and finance. PricewaterhouseCoopers LLP was chosen through a competitive bidding process as one of several major contractors to work on a portion of that project. In fiscal 2002, approximately $11 million of the non-audit fees paid to PricewaterhouseCoopers, including amounts listed in the table above as “Financial Information Systems Design and Implementation” services, were for services related to the supply chain project. The Company currently believes that those fees will decline significantly over the next three years as the supply chain project is implemented in the various global regions. Further, the Company has been informed that the portion of PricewaterhouseCoopers firm working on the supply chain project will, within the coming fiscal year, be acquired by a separate company with substantially separate ownership and management, so that in the future such services will not be performed by PricewaterhouseCoopers.

      The Audit Committee has established policies, procedures and practices related to audit and non-audit services performed by the Company’s principal accountants. The Audit Committee has also assigned responsibility for implementing the policies, procedures and practices, and has communicated them internally and to the principal accountant. The policies include, among others, the following:

•	Engagements of the Company’s principal accountants to perform non-audit services (other than tax, acquisition due diligence, attest, and statutory audit services) in excess of $100,000 are competitively bid and approved by both the Chief Financial Officer and the Company’s Internal Audit Director.

•	The Audit Committee reviews and approves all non-audit services by the Company’s principal accountants at each Committee meeting.

•	The principal accountants may not perform financial information design and implementation services for the Company in the future, other than the completion of their portion of the supply chain project described above.

•	The principal accountants may not provide internal audit services, except those services related to financial control review, attest work, and local language and culture assistance.

•	The Audit Committee reviews and approves the Company’s hiring for a senior executive position anyone directly from the principal accountant’s firm, or anyone who was involved in providing audit services to the Company in the previous five years.

      The Sarbanes-Oxley Act of 2002, recently signed into law by President Bush, and proposed changes to the listing standards of the New York Stock Exchange, contain provisions that will supercede or supplement the existing policies, procedures and practices of the Audit Committee. The Audit Committee intends to comply fully with the Act and listing standards.

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61.

•	Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors’ independence.

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

•	Considered whether the provision by the principal accountant of professional services other than for the audit of the Company’s financial statements is compatible with maintaining the principal accountant’s independence, and determined that it is compatible.

      The Board of Directors has determined that the members of the Audit Committee are independent. The Audit Committee has adopted a written charter.

Members of the Audit Committee:

      Delbert J. Hayes, Chairman

Douglas G. Houser
A. Michael Spence

OTHER MATTERS

      As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

      A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2003 annual meeting of shareholders must be received by John F. Coburn III, Assistant Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 18, 2003 in order to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

      A copy of NIKE’S 2002 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005 -6453.

For the Board of Directors

JOHN E. JAQUA
SECRETARY

30

EXHIBIT A

NIKE, Inc. LONG-TERM INCENTIVE PLAN*

      This is the Long-Term Incentive Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.

      Section 1. Definitions.

      The following terms have the following meanings:

Board: The Board of Directors of the Company.

Code: The Internal Revenue Code of 1986, as amended.

Committee: The Personnel Committee of the Board, provided however, if the Personnel Committee of the Board is not composed entirely of Outside Directors, the “Committee” shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.

Company: NIKE, Inc.

Outside Directors: The meaning ascribed to this term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

Performance Period: The period of time for which Company performance is measured for purposes of a Target Award.

Performance Target: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Performance Period based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing a Performance Target.

Plan: The Long-Term Incentive Plan of the Company.

Target Award: An amount of compensation to be paid to a Plan participant based on achievement of a particular Performance Target level, as established by the Committee. Target Awards shall be denominated at the time of grant either in Class B Common Stock (“Stock Target Awards”) or in dollar amounts (“Dollar Target Awards”). Payment under a Stock Target Award

*	Matter in bold and underline is new; matter in brackets and italics is to be deleted.

or a Dollar Target Award shall be made, at the discretion of the Committee, in Class B Common Stock or in cash or in any combination thereof.

Year: The fiscal year of the Company.

      Section 2. Objectives.

      The objectives of the Plan are to:

(a) recognize and reward on a long-term basis [the Company’s corporate and division officers] selected employees of the Company and its subsidiaries for their contributions to the overall profitability and performance of the Company; and

(b) qualify compensation under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

      Section 3. Shares Subject to the Plan.

      Subject to adjustment as provided below and in Section 9, the shares to be awarded under the Plan shall consist of Class B Common Stock of the Company, and the total number of shares of Class B Common Stock that may be issued under the Plan shall not exceed 1,000,000 shares. If a Target Award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such Target Award shall again be available under the Plan. If shares issued under a Target Award are forfeited to the Company, the number of shares forfeited shall again be available under the Plan.

      Section 4. Administration.

      The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

      Section 5. Participation.

      Target Awards may be granted under the Plan only to individuals selected by the Committee who are [corporate or division officers of the Company] employees of the Company or a subsidiary of the Company.

      Section 6. Determination of the Performance Targets and Awards.

      (a) Performance Targets and Awards. The Committee shall establish in writing, in its sole discretion, the Performance Targets and Target Award opportunities for each participant, within 90 days of the beginning of the applicable Performance Period. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan. For competitive reasons, the specific Performance Targets determined by the Committee will not be publicly disclosed.

      (b) Other Terms and Restrictions. The Committee may establish other restrictions to payment under a Target Award, such as a continued employment requirement, in addition to satisfaction of the Performance Targets. Some or all of any shares of Class B Common Stock issuable under any Target Award may be issued at the time of the award or any other time as restricted shares subject to forfeiture in whole or in part if Performance Targets or, if applicable, other restrictions are not satisfied.

      (c) Maximum Awards. The Committee shall not establish Target Award opportunities for any participant such that the maximum amount payable [number of shares of Class B Common Stock issuable] under Stock Target Awards which have Performance Periods ending in any single Year exceeds the equivalent of 20,000 shares of Class B Common Stock or the maximum amount [of cash] payable under Dollar Target Awards which have Performance Periods ending in any single Year exceeds $1,000,000.

      (d) Tax Withholding. Each participant who has received shares of Class B Common Stock upon payment of an award shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law. With the consent of the Committee, a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering shares of Class B Common Stock to the Company to satisfy the withholding amount.

      (e) Effect on Shares Available. The payment of a Target Award in cash shall not reduce the number of shares of Class B Common Stock reserved for issuance under the Plan. The number of shares of Class B Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares surrendered or withheld to satisfy withholding obligations.

      Section 7. Determination of Plan Awards.

      At the conclusion of the Performance Period, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the Plan, the Committee shall certify in the Committee’s internal meeting minutes the attainment of the Performance Targets for the Performance Period and the calculation of the awards. No award shall be paid if the related Performance Target is not met. The Committee may, in its sole discretion, reduce or eliminate any participant’s calculated award based on circumstances relating to the performance of the Company or the participant. Awards will be paid in accordance with the terms of the awards as soon as practicable following the Committee’s certification of the awards.

      Section 8. Termination of Employment.

      The terms of a Target Award may provide that in the event of a participant’s termination of employment for any reason during a Performance Period, the participant (or his or her beneficiary) will receive, at the time provided in Section 7, all or any portion of the award to which the participant would otherwise have been entitled.

      Section 9. Changes in Capital Structure.

      If the outstanding Class B Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares available for grants under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares subject to outstanding Target Awards so that the recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.

      Section 10. Miscellaneous.

      (a) Amendment and Termination of the Plan. The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time except insofar as approval by the Company’s shareholders is required pursuant to Section 162(m)(4)(C)(ii) of the Code. The Plan shall terminate at the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approve the Plan. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of Target Awards previously established.

      (b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

      (c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.

      (d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant’s death.

      (e) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

      (f) Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon.

ANNUAL

MEETING
AND
PROXY STATEMENT

September 18, 2002

Portland, Maine

This proxy statement is printed on recycled paper

NIKE, INC.
P.O. BOX 43069
PROVIDENCE, RI 02940-3069

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [   ] NIKE01

KEEP THIS PORTION FOR YOUR RECORDS

         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NIKE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR PROPOSALS 2 AND 3.

To withhold authority to vote, mark
		For	Withhold	For All	“For All Except” and write the
		All	All	Except	nominee’s number on the line below.

1.	Election of Directors;	[ ]	[ ]	[ ]
Nominees: 01) Ralph D. DeNunzio, 02) Richard K. Donahue, (03) Douglas G. Houser, 04) Jeanne P. Jackson, 05) John E. Jaqua, 06) Philip H Knight, 07) Charles W. Robinson, 08) Michael Spence, 09) John R Thompson, Jr.
					For	Against	Abstain
2.	Proposal to approve the extension of and amendments to the NIKE, Inc. Long Term Incentive Plan				[ ]	[ ]	[ ]

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants				[ ]	[ ]	[ ]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

For address changes and/or comments, please check [   ]
this box and write them on the back where indicated.

(Please date and sign below exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date

NIKE, INC.

CLASS A COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2002 MEETING OF SHAREHOLDERS
SEPTEMBER 18, 2002

The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 2002, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

ADDRESS CHANGE/COMMENTS:

If you noted address changes or comments above,
please mark the corresponding box on the reverse side.

NIKE, INC.
P.O. BOX 43069
PROVIDENCE, RI 02940-3069

VOTE BY INTERNET — www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NIKE03

KEEP THIS PORTION FOR YOUR RECORDS.
DETACH AND RETURN THIS PORTION ONLY.

         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

1.	Election of Directors:

Nominees: 01) Thomas E. Clarke, 02) Jill K. Conway, and 03) Delbert J. Hayes.

FOR	WITHHOLD	FOR ALL	To withhold authority to vote, mark “For All Except”
ALL	ALL	EXCEPT	and write the nominee's number on the line below.
[ ]	[ ]	[ ]

2.	Proposal to approve the extension of and amendments to the NIKE, Inc. Long Term Incentive Plan

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

For address changes and/or comments, please check this box and write them on the back where indicated	[ ]

(Please date and sign below exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners)	Date

NIKE, INC.

CLASS B COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2002 MEETING OF SHAREHOLDERS
SEPTEMBER 18, 2002

The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 18, 2002, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

ADDRESS CHANGE/COMMENTS:

If you noted address changes or comments above,
please mark the corresponding box on the reverse side.